Exhibit 99.1

For Release: Thursday, March 1, 2012, 10 a.m. EST
GM February Sales Beat Expectations
Small and Compact Car Sales up 43 percent

DETROIT - General Motors Co. (NYSE: GM) today reported total sales of 209,306 vehicles in February, up 1.1 percent compared with the company's very strong February 2011 results.
“Chevrolet's 6 percent sales increase, which was driven by new models, as well as a stronger economy, helped GM exceed last February's remarkably strong result,” said Don Johnson, vice president, U.S. Sales Operations. “It's an affirmation of our progress. We are continuing to execute the same disciplined sales strategy that was the key to our success in 2011.”

Industry wide, February light vehicle sales will top 1.1 million units, thanks to stronger employment and credit availability, an improving housing market and the recovery in consumer sentiment, he added.

“Commercial sales are a good barometer for the economy,” Johnson said. “GM's commercial deliveries increased 35 percent in February, driven by strong sales of heavy-duty pickups.”

Year over year sales of the Chevrolet Silverado HD and GMC Sierra HD were up 28 percent and 20 percent, respectively. Other sales highlights for February include double-digit sales increases for the Buick LaCrosse, which features the 36-mpg eAssist powertrain as standard equipment, the Chevrolet Equinox and Camaro, and the GMC Terrain.

Chevrolet passenger car sales were up 13 percent. The all-new Chevrolet Sonic had its best month ever, with sales of 7,900 units. Chevrolet Cruze exceeded 20,000 units for the sixth time, marking its sixth-consecutive month of year-over-year sales gains. GM's small and compact car portfolio, which now includes the Chevrolet Sonic, Cruze and Volt, and the new Buick Verano, were up a combined 43 percent versus February 2011.

GM's year-over-year incentive spending, expressed as a percentage of average transaction prices, was down 3.5 percentage points to 9.5 percent in February, according to J.D. Power PIN estimates. Incentive spending was down about one-half point from January.

Highlights	Feb. 2012 Total Sales	Total Change vs. Feb. 2011	Feb. 2012 Retail Sales Change vs. Feb. 2011	CYTD Total Sales	CYTD Total Sales Change vs. 2011	CYTD Retail Sales Change vs. 2011
Chevrolet	151,197	5.8%	(1.3%)	275,061	2.5%	(7.5%)
GMC	32,581	0.1%	(5.7%)	57,547	(4.4%)	(9.4%)
Buick	14,023	(11.3%)	(3.6%)	24,231	(16.7%)	(10.4%)
Cadillac	11,505	(27.0%)	(20.2%)	20,429	(27.9%)	(21.0%)
Total GM	209,306	1.1%	(3.9%)	377,268	(2.2%)	(9.2%)

Inventory	Units @ Feb. 29, 2012	Days Supply (selling days adjusted)	Units @ Jan. 31, 2012	Days Supply (selling days adjusted)
All Vehicles	667,096	80	619,455	89
Full-size Pickups	210,463	116	188,568	119

Industry Sales	Full Year 2012 (est.)	Jan. 2012 SAAR	Feb. 2012 SAAR (est.)	Feb. 2011 SAAR
Total Light Vehicles	13.5 million - 14.0 million	14.1 million	14.5 million - 14.9 million	13.3 million

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	February			(Calendar Year-to-Date)
				January - February
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	4,167	5,199	(19.8)	7,291	9,546	(23.6)
LaCrosse	5,228	4,329	20.8	9,241	8,100	14.1
Lucerne	304	2,574	(88.2)	725	5,390	(86.5)
Regal	2,636	3,705	(28.9)	4,491	6,040	(25.6)
Verano	1,688	—	***.*	2,483	—	***.*
Buick Total	14,023	15,807	(11.3)	24,231	29,076	(16.7)
CTS	4,570	6,033	(24.2)	7,589	10,395	(27.0)
DTS	68	1,512	(95.5)	157	2,877	(94.5)
Escalade	1,011	1,279	(21.0)	1,996	2,793	(28.5)
Escalade ESV	690	756	(8.7)	1,221	1,348	(9.4)
Escalade EXT	150	167	(10.2)	258	320	(19.4)
SRX	4,983	5,502	(9.4)	9,149	9,738	(6.0)
STS	33	519	(93.6)	59	878	(93.3)
XLR	—	—	***.*	—	(1)	***.*
Cadillac Total	11,505	15,768	(27.0)	20,429	28,348	(27.9)
Avalanche	1,794	1,414	26.9	3,411	2,811	21.3
Aveo	17	2,760	(99.4)	33	5,499	(99.4)
Camaro	6,923	6,245	10.9	12,632	11,008	14.8
Caprice	155	—	***.*	247	—	***.*
Captiva Sport	2,289	—	***.*	4,550	—	***.*
Cobalt	2	153	(98.7)	3	559	(99.5)
Colorado	3,532	2,606	35.5	6,404	4,810	33.1
Corvette	927	955	(2.9)	1,556	1,676	(7.2)
Cruze	20,427	18,556	10.1	35,476	32,187	10.2
Equinox	17,851	15,434	15.7	31,513	28,281	11.4
Express	5,257	4,021	30.7	9,789	9,294	5.3
HHR	1	6,398	***.*	5	13,785	***.*
Impala	15,333	16,290	(5.9)	31,342	31,478	(0.4)
Kodiak 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Malibu	19,987	19,092	4.7	34,663	33,194	4.4
Silverado-C/K Pickup	32,297	31,728	1.8	59,147	59,900	(1.3)
Sonic	7,900	—	***.*	13,612	—	***.*
Suburban (Chevy)	3,304	2,383	38.6	6,239	4,726	32.0
Tahoe	4,212	5,068	(16.9)	8,207	10,349	(20.7)
TrailBlazer	—	2	***.*	—	11	***.*
Traverse	7,966	9,533	(16.4)	14,606	18,138	(19.5)
Volt	1,023	281	264.1	1,626	602	170.1
Chevrolet Total	151,197	142,919	5.8	275,061	268,308	2.5
Acadia	6,630	7,547	(12.2)	11,500	13,270	(13.3)
Canyon	1,064	765	39.1	2,123	1,459	45.5
Envoy	—	—	***.*	—	1	***.*
Savana	2,126	673	215.9	2,964	1,391	113.1
Sierra	11,306	11,696	(3.3)	20,823	22,323	(6.7)
Terrain	8,086	7,190	12.5	13,735	13,559	1.3
Topkick 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	***.*	***.*	***.*
Yukon	2,125	2,817	(24.6)	4,147	4,893	(15.2)
Yukon XL	1,244	1,846	(32.6)	2,255	3,296	(31.6)
GMC Total	32,581	32,534	0.1	57,547	60,192	(4.4)
GM Vehicle Total	209,306	207,028	1.1	377,268	385,924	(2.2)
* 25 selling days for the February period this year and 24 for last year.